FOR IMMEDIATE RELEASE


CONTACTS:
Nu Skin Enterprises                                    Charles Allen (investors)
(801) 345-6110                                         Larry Macfarlane (media)
(801) 345-2112

            NU SKIN ENTERPRISES COMPLETES ACQUISITION OF NU SKIN USA

PROVO, Utah -- March 23, 1999 --Nu Skin Enterprises, Inc. (NYSE: NUS) today announced it has completed the acquisition of certain assets of Nu Skin USA and the termination of exclusive licensing and distribution agreements under terms previously announced, including the payment of approximately $18.7 million and the assumption of approximately $8.0 million of Nu Skin USA liabilities. Assets acquired from Nu Skin USA include 620,158 shares of Nu Skin Enterprises Class A Common Stock.
         The acquisition of Nu Skin USA is a significant step in a series of transactions that will bring all of Nu Skin's private affiliates into the public company. The remaining acquisitions of Nu Skin Canada, Nu Skin Guatemala, Nu Skin Mexico and technology company Big Planet(R) are expected to close in the second quarter of 1999.
         "Bringing Nu Skin USA into the public company provides a new opportunity for growth," said Steven J. Lund, president and chief executive officer. "The addition of Nu Skin's operations in the United States comes at an ideal time when the company is positioned to offer three distinct, branded business opportunities -- each with significant initiatives underway. For example, Pharmanex(R) nutritional products recently exited mass retail outlets and became available in the United States exclusively through Nu Skin channels. Big Planet is generating tremendous distributor activity among an entirely new demographic of technology savvy entrepreneurs. And Nu Skin Personal Care plans to launch new product systems and enhance existing lines in the second half of the year." Mr. Lund continued, "We believe these initiatives will combine to bring strength and growth to our U.S. operations."
         Mr. Lund concluded, "More than two years ago, the company took its Asian operations public. In the last year we have added more than a dozen markets outside Asia, and today Nu Skin products are sold throughout Europe, the Americas and the Asia Pacific region. The acquisition of our North American affiliates further diversifies our revenue and earnings."

The Company

         Nu  Skin  Enterprises,  Inc.  is  one  of the  largest  direct  selling companies in the world. The company's products are sold in 27 countries throughout Asia, Europe, North America, South America and the Pacific. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol "NUS."
         Nu Skin Enterprises news releases are available online at www.nuskin.com or through the Company News On-Call fax service. For a menu of Nu Skin Enterprises news or to retrieve a specific release, call 800-758-5804, extension 119638.

Please note: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 concerning among other things, the planned closings of the acquisitions of the other North American affiliates, the acquisition's anticipated impact on growth prospects and financial results, and the launch of new product systems and enhancements. Nu Skin Enterprises wishes to caution and advise readers that these statements involve risks and uncertainties that could cause outcomes to differ materially from any forward-looking statement or views expressed herein. These risks and uncertainties include, but are not limited to: (i) failure of initiatives and product introductions in the United States to gain market acceptance; (ii) the inability of the Company to integrate the business of Nu Skin USA successfully;
(iii) the inability of the Company to complete the acquisition of Big Planet and the other North American affiliates; and (v) adverse changes or developments in economic conditions, regulatory issues affecting the business of the company, or competition. Any forward-looking statements are further qualified by a detailed discussion of certain associated risks that can be found in the documents filed by the company with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q.